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                                                                     Exhibit 3.1


                          CERTIFICATE OF INCORPORATION

                                       of

                             A.I. RECEIVABLES CORP.

                  THE UNDERSIGNED, being a natural person, for the purpose of executing a Certificate of Incorporation of A.I. Receivables Corp. under the General Corporation Law of the State of Delaware, hereby certifies that:

                  FIRST: The name of the corporation is A.I. Receivables Corp. (the "Corporation").

                  SECOND: The address of the registered office of the Corporation in the State of Delaware is 1013 Centre Street, Wilmington, Delaware 19805, located in New Castle County. The name of the registered agent of the Corporation in the State of Delaware at such address is Corporation Service Company.

                  THIRD: The nature of the business and the purposes to be conducted or promoted by the Corporation are to engage in only the following activities:

                  A. to purchase, acquire, own and hold the entire beneficial interest in certain finance loans funded from time to time by either A.I. Credit Corp., a New Hampshire corporation ("AIC"), or AICCO, Inc., a California corporation ("AICCO"), including all amounts due and to become due and all collections and recoveries on such loans and the proceeds of collateral security securing such loans (the "Receivables");

                  B. to transfer, sell, assign, pledge and/or grant security interests in the Receivables to one or more trusts (the "Trusts") pursuant to one or more pooling and servicing agreements or other agreements;

                  C. to borrow money to facilitate activities specifically authorized by this Certificate of Incorporation;

                  D. to hold, loan, invest, dividend, transfer to investors and otherwise take any action in respect of the proceeds generated by the transfer, sale, assignment or pledge of the Receivables;




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                  E.     to authorize, offer, sell and deliver one or more
         series and classes of certificates or bonds, notes, participation interests or other evidences of indebtedness collateralized or secured by one or more pools of the Receivables or by certificates of any class, in each case issued by the Trusts; and

                  F. to engage in any activity, enter into any agreement, undertaking, contract, indenture, assignment, sale agreement, support agreement, security agreement or certificate, appoint any agent or dealer with respect to the foregoing, and to exercise any powers permitted to corporations under the corporate law of the State of Delaware which are incidental to the foregoing or necessary or appropriate to accomplish the foregoing.

                  FOURTH: The total number of shares of capital stock of all classes which the Corporation shall have authority to issue is one thousand (1,000) shares, all of which shall be common stock each having a par value of one cent ($.01).

                  FIFTH: The name and mailing address of the sole incorporator is Sylvie Durham, Esq., c/o Weil, Gotshal & Manges LLP, 767 Fifth Avenue, New York, New York 10153.

                  SIXTH:  The Corporation is to have perpetual existence.

                  SEVENTH: For so long as any rated securities which the Corporation has caused a Trust to issue are outstanding, at least one of the directors and one of the executive officers of the Corporation (or one person serving in both capacities) shall be an Independent Director and Independent Officer, respectively. "Independent Director" or "Independent Officer" shall mean a director or executive officer, respectively, of the Corporation who shall at no time be, or have been for a period commencing 24 months prior to such director's election to the board of directors of the Corporation (the "Board of Directors") or such officer's appointment to officership, a director (other than an Independent Director), officer (other than an Independent Officer), supplier or direct customer of, an employee of, or holder of any beneficial interest in (direct or indirect), the Corporation or any Affiliate, or a person who has served as a trustee in bankruptcy for the Corporation or any Affiliate. "Affiliate" shall mean any entity other than the Corporation (i) which owns beneficially, directly or indirectly, 10% or more of the outstanding shares of the common stock of the Corporation, (ii) which is in control of the Corporation, as defined under Section 230.405 of the Rules and Regulations of the Securities and Exchange Commission, 17 C.F.R. ss. 230.405, (iii) of which

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10% or more of the outstanding shares of its common stock is owned beneficially, directly or indirectly, by any entity described in clause (i) or (ii) above, or
(iv) which is controlled by an entity described in clause (i) or (ii) above, as defined under Section 230.405 of the Rules and Regulations of the Securities and Exchange Commission, 17 C.F.R. ss. 230.405.


                  EIGHTH: In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, alter or repeal the by-laws of the Corporation; provided, however, that any action in respect of the by-laws of the Corporation that bears upon whether the separate corporate identity of the Corporation and its Affiliates (as defined in Article Seventh hereof) will be respected and the assets of the Corporation not consolidated with those of any Affiliate under applicable federal or state bankruptcy or insolvency law, or that otherwise relates to Articles Twelfth, Thirteenth or Fourteenth hereof, must receive the prior written consent of the Independent Director and the Independent Officer (as defined in Article Seventh hereof).

                  NINTH: The Corporation shall indemnify, to the full extent permitted by Section 145 of the General Corporation Law of Delaware, as amended from time to time, all persons who it may indemnify pursuant thereto.

                  TENTH: No director of the Corporation shall be personally liable to the Corporation or any stockholder for monetary damages for breach of fiduciary duty as a director, except for any matter in respect of which such director shall be liable under Section 174 of Title 8 of the Delaware Code (relating to the Delaware General Corporation Law) or any amendment thereto or successor provision thereto or shall be liable by reason that, in addition to any and all other requirements for such liability, such director (i) shall have breached the duty of loyalty to the Corporation or its stockholders, (ii) shall not have acted in good faith or, in failing to act, shall not have acted in good faith, (iii) shall have acted in a manner involving intentional misconduct or a knowing violation of law or, in failing to act, shall have acted in a manner involving intentional misconduct or a knowing violation of law or (iv) shall have derived an improper personal benefit. Neither the amendment nor the repeal of this Article Tenth, nor the adoption of any provision of the Certificate of Incorporation inconsistent with this Article Tenth, shall eliminate or reduce the effect of this Article Tenth in respect of any matter occurring, or any cause of action, suit or claim that, but for this Article Tenth, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

                  ELEVENTH: Election of directors need not be by written ballot.


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                  TWELFTH:  The Corporation shall, with respect to each Trust, abide by the terms of a bankruptcy-remoteness agreement between the Corporation and the related trustee.

                  THIRTEENTH: For so long as any securities which the Corporation has caused a Trust to issue are outstanding, all transactions between the Corporation and any Affiliate (as defined in Article Seventh hereof) must receive the prior written consent of the Independent Director and the

Independent Officer (as defined in Article Seventh hereof) and must be conducted on an arms'-length basis (except with respect to any support agreement between the Corporation and American International Group, Inc. relating to an amended and restated pooling and servicing agreement among the Corporation, as transferor, AIC and AICCO, as original transferors and servicers, and The First National Bank of Chicago, as trustee, including all supplements and amendments thereto).

                  FOURTEENTH: For so long as any securities which the Corporation has caused a Trust to issue are outstanding, the Corporation shall not, without the prior consent of the Independent Director and the Independent Officer (as defined in Article Seventh hereof), (i) institute, or consent to the institution of, proceedings seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect, or seek or consent to the appointment of a receiver, liquidator, assignee, trustee, custodian, sequestrator or other similar official of the Corporation or a substantial part of its property, or make any assignment for the benefit of creditors, or, except as required by law, admit in writing its inability to pay its debts as they become due, or take any corporate action in furtherance of any such action or (ii) sell all or substantially all of its assets, or merge or consolidate with another entity, or take any corporate action in furtherance of any such action. In deciding whether to consent to any action described in the foregoing sentence, the Independent Director's and Independent Officer's fiduciary duty shall be to the Corporation (including the senior creditors of the Corporation who are not Affiliates (as defined in Article Seventh hereof)) and not to the stockholders and/or subordinated creditors of the Corporation.

                  FIFTEENTH: The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereinafter prescribed by statute, and all rights conferred by the stockholders herein are granted subject to this reservation; provided, however, that any action in respect of this Certificate of Incorporation that bears upon whether the separate corporate identity of the Corporation and its Affiliates (as defined in Article Seventh hereof) will be

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respected and the assets of the Corporation not consolidated with those of any
Affiliate under applicable federal or state bankruptcy or insolvency law, or that amends, alters changes or repeals Articles Third, Fourth, Seventh, Eighth, Twelfth, Thirteenth or Fourteenth or this Article Fifteenth must receive the prior consent of the Independent Director and the Independent Officer (as defined in Article Seventh hereof). At all times prior to the payment in full of all amounts outstanding under the PSA or any similar agreement relating to the issuance of indebtedness secured by the Receivables, no material amendment to this Certificate of Incorporation or to the Corporation's by-laws may be made unless the Corporation confirms in writing that such material amendment will not result in any rating agency reducing or withdrawing its then-existing rating of any then outstanding certificates or other securities. Notwithstanding any other provision of this Certificate of Incorporation and any provision of law that otherwise so empowers the Corporation, the Corporation does not have the power to cause a Trust to issue any additional securities unless the Rating Agency which has rated any outstanding securities previously issued confirms in writing that the issuance of the additional securities, in and of itself, will not (a) cause the Rating Agency to lower or downgrade its rating on such outstanding securities or (b) if any series or class of securities that has been re-assigned a rating by such Rating Agency that is lower than the initial rating assigned to such series or class by such Rating Agency, prevent such series or class from being re-assigned such initial rating by such Rating Agency after such action shall have occurred.

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                  IN WITNESS WHEREOF, the undersigned has duly executed this
Certificate of Incorporation this 20th day of January, 1998.

                                    A.I. Receivables Corp.

                                    By: /s/ Sylvie Durham
                                       -------------------------------
                                     Name:  Sylvie Durham, Esq.
                                     Title: Sole Incorporator

Attest:

By: /s/ Rodney L. Walker
   -------------------------------------
  Name: Rodney L. Walker
       ---------------------------------
  Title:
        --------------------------------

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